Exhibit 10.1

March 9, 2021

Joshua Jacobs

____________________

____________________

Re: Director Separation Agreement

Dear Josh:

In connection with your resignation from the Board of Directors of theMaven, Inc. (the “Company”) effective as of March 9, 2021 (the “Effective Date”), you and the Company have agreed to the following:

1. Vesting and Exercisability of Stock Options and Restricted Stock Awards. On the Effective Date, (i) all unvested options under all of the Stock Option Agreements between the Company and you shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that you, on the previously scheduled vesting dates, may no longer be a director or service provider to the Company, (ii) all vested options (including those whose vesting occurs pursuant the preceding clause) under all of the Stock Option Agreements between the Company and you (including, without limitation, the options set forth on Schedule A) shall continue to be exercisable for the term set forth each in each Stock Option Agreement, and (iii) all unvested restricted stock awards under all Restricted Stock Agreements between the Company and you shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that you, on the previously scheduled vesting dates, may no longer by a director or service provider to the Company. For the avoidance of doubt, all outstanding stock options and restricted stock awards between you and the Company to which this Paragraph 1 applies are set forth on Schedule A attached hereto.

2. Press Releases and Communications. Both the Company and you shall have mutual consent rights over any press releases, public communications, and references to you in the Company’s securities filings, relating to your resignation from the Board of Directors of the Company. You agree that you will not make or cause to be made any disparaging or negative statements about the Company or any of its directors, officers, or employees, and the Company agrees that it will not, and it will direct its directors and officers not to, make any disparaging or negative statements about you.

3. Director Agreement. As of the Effective Date, the parties hereby agree that the Director Agreement, dated January 1, 2020, and as subsequently amended, by and between you and the Company is terminated.

4. Mutual Releases. (i) You, on behalf of yourself and your heirs, personal representatives, successors, and assigns, hereby release, discharge, and waive any and all claims, counterclaims, actions, or causes of action whether asserted or unasserted and whether known or unknown which you, he, she, or they have possessed or may possess up until the time of the Effective Date against the Company and its affiliates, and covenants not to sue any of them for any of such claims, excepting from such release (a) the terms and conditions of this letter agreement and documents contemplated to be delivered hereby, (b) continued indemnification under the Company’s Amended and Restated Certificate of Incorporation, as amended, Amended & Restated Bylaws, as amended, and applicable law, (c) continued coverage as a named insured under all of the Company’s D&O insurance policies, (d) all rights under stock option and stock award agreements, stockholder, registration rights, investor rights, and similar agreements to which you and the Company are a party, and (e) all rights as a stockholder of the Company, and (ii) effective on the Effective Date, and excepting only the terms and conditions of this letter agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges, and waives any and all claims, counterclaims, actions, and causes of action whether asserted or unasserted and whether known or unknown which it, he, she, or they may have possessed or may possess up until the time of the Effective Date against you, and your heirs, personal representatives, successors, and assigns, including without limitation, any claims in any way related to your acts or omissions as a director of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract, fraud, libel, slander, tortious interference with business relations or otherwise, and covenants not to sue any of them for any such claims. Notwithstanding the foregoing, the Company’s release of you shall not include any claims arising out of or relating to any of your conduct that is criminal or fraudulent as determined in a final non-appealable judgment.

This letter agreement may be executed in any number of counterparts, which together shall constitute this agreement. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof). Any amendments or modifications hereto must be executed in writing by all parties.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of the foregoing by signing and returning to me a copy of this agreement.

Very truly yours,

THEMAVEN, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	CEO

Accepted and Agreed:

Name:	/s/ Joshua Jacobs
Joshua Jacobs

Date:	March 9, 2021

SCHEDULE A

List of Stock Options and Restricted Stock Awards

Josh Jacobs Stock Option Grants
Grant Date	Shares	Strike Price
3/22/2017	20,000	$1.20
5/22/2017	60,000	$1.70
5/22/2017	240,000	$1.11
5/23/2018	200,000	$1.90
5/23/2018	400,000	$1.90
9/13/2018	1,500,000	$0.56
Total	2,420,000

Josh Jacobs Restricted Stock Awards
Grant Date	Shares	Value at Grant
2/6/2020	62,500	$0.75
1/1/2021	83,333	$0.60
Total	145,833